UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 24, 2018

AERPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53057	61-1547850
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9987 Carver Road Cincinnati, OH		45242
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (513) 985-1920

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement

On June 24, 2018, Aerpio Pharmaceuticals, Inc. (the “Company”) entered into a License Agreement (the “Agreement”), effective as of June 24, 2018 with a wholly-owned subsidiary of Gossamer Bio, Inc. (including its affiliates, “Gossamer”), under which the Company has granted Gossamer an exclusive, sublicensable license to develop and commercialize AKB-4924 and other structurally related products worldwide, with initial development expected in the indications of induction and maintenance in ulcerative colitis and Crohn’s Disease.

Gossamer will be responsible for the development and commercialization of the licensed products, and a joint development committee will be formed to oversee the development and manufacturing activities related to the licensed products. Under the terms of the Agreement, Gossamer is obligated to use its commercially reasonable efforts to develop and commercialize licensed products in at least the United States, two major European countries and Japan for at least one of the initial indications. The Agreement includes an exclusivity provision that prohibits the Company from developing, manufacturing or commercializing, and prohibits Gossamer from clinically developing or commercializing certain HIF stabilizing compounds other than as permitted in the Agreement, which terminates for Gossamer if Gossamer undergoes a change of control.

Pursuant to the terms of the Agreement, Gossamer is required to make an upfront payment to us of $20 million. The Company is also eligible to receive up to $55 million in development milestone payments, up to $85 million in commercial milestone payments, and up to $260 million in sales milestone payments, with such payments contingent on the achievement of specified milestones with respect to the first licensed product for each of the first two initial indications. The Company is also eligible to receive tiered royalties on sales of licensed products at percentages ranging from a high-single-digit to mid-teens, subject to certain customary reductions. In addition, under certain circumstances, in lieu of receiving the foregoing milestone payments and royalties, the Company may elect to receive a specified percentage of payments received by Gossamer and its stockholders (with some exclusions) in connection with Gossamer’s grant of a sublicense or other rights to the licensed products or if Gossamer undergoes a change of control and the value of the transaction exceeds a certain value (provided that Gossamer can prevent the Company from exercising this option if the parent company of Gossamer is the entity undergoing the change of control). Conversely, the Company could be required to accept such a specified percentage of those payments, if Gossamer agrees to pay the Company a certain minimum upon Gossamer and its stockholders being paid. Such amount may be reduced if the subject transaction includes pharmaceutical candidates or products or other named asset categories in addition to the licensed products.

The Agreement expires on a licensed product-by-licensed product and country-by-country basis on the later of fifteen years from the date of first commercial sale or when there is no longer a valid patent claim covering such licensed product in such country. Either party may terminate the Agreement for an uncured material breach by the other party or upon the bankruptcy or insolvency of the other party. Gossamer may terminate the Agreement in the event Gossamer determines there is a potential safety or efficacy issue with the licensed products. The Company may terminate the Agreement if Gossamer institutes certain actions related to the licensed patents. Under certain termination circumstances, the Company would have worldwide rights to the terminated program.

Item 8.01.	Other Events.

On June 25, 2018, the Company issued a press release announcing its entry into the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	License Agreement dated June 24, 2018, by and between Aerpio Pharmaceuticals, Inc. and Gossamer Bio, Inc.

99.1	Press release dated June 25, 2018.

*	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this Current Report on Form 8-K and have been filed separately with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2018	AERPIO PHARMACEUTICALS, INC.

	By:	/s/ Stephen J. Hoffman, M.D., Ph.D.
Stephen J. Hoffman, M.D., Ph.D.
Chief Executive Officer